Green Giant Venture Fund

GREEN GIANT
VENTURE FUND

CDM CARBON CREDIT PROJECT DEVELOPMENT CONSULTANCY AGREEMENT

By and between Green Giant Venture Fund / Grant Galloway, the Project Developer and Consultant (hereinafter referred to as ("PDC") with offices located in, La Jolla ,California USA for the purposes of this agreement and in accordance with its by-laws by its director, Grant Galloway and **Vista International Technologies, Inc.** (hereinafter referred to as the CLIENT) a company duly incorporated and organized under the laws of the USA with its head offices located **5151 E 56th Ave, Suite 101 Commerce City, CO 80022** represented for the purposes of this agreement and in accordance with its by-laws by **Timothy D. Ruddy.**

By means of this document, the CLIENT hereby contracts, under an exclusive basis, the PDC to perform strategic consulting and development services, in attention to the CLIENT'S objectives to initiate its activities in the Carbon markets, in particular

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developing a Carbon Credit Project (CCP) under a protocol or multiple protocols established by the UNFCCC's CDM, the VCS, the GS, and or the CCAR.

The PARTIES mutually agree to enter into this CARBON CREDIT PROJECT DEVELOPMENT CONSULTANCY AGREEMENT, which shall be ruled by the following clauses and conditions:

CLIENT FINANCIAL OBJECTIVES

The CLIENT seeks to engage the PDC for three objectives: 1) Create near term financing for the CLIENT'S operational and development needs through the forward sale of Carbon Credits related to the development of the CCP; and 2) Create near term project equity financing for the public or private corporation and 3) Identify capital financing for the physical implementation of the CCP at least through the initial project and potentially for any additional expansion projects.

CONSULTING SERVICES

1) Provide preliminary consulting: technical, political, legal and all other support required for the Carbon Credit project and carbon financing options.

2) Analyze and advice on financial and ownership structures, including the potential benefits, risks and implications associated with combining or separating various owners of the Project.

3) Analyze and advise as to the strategy and tactics, and assist in the negotiations and structuring of potential partnerships or private placements related to the CCP.

4) Advise as to the strategy and tactics for effecting financing and framing a strategic partnership with a major participant in the Carbon financial sector and conducting a Carbon Financing option via forward sale and or project equity.

5) Assist in the development and/or refinement of written materials, presentations, financial models and analyses, to the extent needed, for use with potential investors and/or lenders.

6) Identify, evaluate, and assist in the due diligence of potential funding candidates and the CCP. Identify, evaluate, and assist in the due diligence of potential investors (including any potential investors identified by the Client).
7) Provide introductions to institutional investors, strategic and/or financial partners, lenders, or other relevant CCP investors, as necessary.

To assist the CLIENT in the pursuit of its FINANCIAL OBJECTIVES, the PDC is prepared to provide the CLIENT with the following Carbon Credit Project Consulting and Carbon Credit Financing options and services.

Phase I: Carbon Baseline Establishment

Using information provided by the CLIENT, Green Giant Venture Fund (GGVF) will develop estimates of carbon stocks (baselines) for the ownership of Carbon Credits. These base year carbon stocks will then be modeled forward to the current date using the estimates in order to estimate net annual emission abatement levels over the projection periods designated for the project.

Phase II: Economic Analysis

Using the information assembled in Phase I, Green Giant Venture Fund (GGVF) calculate projected income and expense streams that would result from the sale of carbon financial instruments over the analysis period. These analyses can be performed under several income and expense scenarios. Income can be forecasted using the most current valuation data available, both with and without market price appreciation. Expenses streams will be derived using the most current market participation fees, brokerage fees, start up costs and discounts or reserve levels. The models created to process these different approaches will be constructed in such a manner as to facilitate additional scenarios or carbon prices, if desired. In order to develop the models and reports for this analysis, CLIENT will need to provide a variety of information to Green Giant Venture Fund (GGVF). As a result of the information provided and reviewed in Phase I, gaps or additional data needs may be identified. Any additional data needed to fully account for carbon stocks and accounting will be identified at this time.

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Phase III: Project Proposal

This phase begins the process of developing a project proposal for submission to the UNFCCC CDM, the VCS, the GS, and or the CCAR for approval. *Green Giant Venture Fund (GGVF)*, shall compile the required information for the document. This process requires the full disclosure of ownership information, project information, quantification methods, estimated sequestration levels, approval of the models to be used, and other key information on the project. **Green Giant Venture Fund (GGVF) is experienced in producing proposals for the forward market and knows how best to present or "sell" your project to the market.**

Phase IV: Project Commitments

Upon review of this project, the UNFCCC, VCS, GS, and or CCAR may require additional work to satisfy any conditions required for approval. As described above, additional inventory, process certification, product sales or other requirements may need to be met in order to participate in the market. Each project will present its own level of compliance on these issues. Green Giant Venture Fund (GGVF) does not recommend that project owners invest significant expense or effort in meeting market requirements specific to carbon market participation prior to approval of the project proposal. After the project has been approved, the commitments made in the proposal shall be implemented.

Phase V: Baseline Calculation and Development of the Carbon Accounting System

A basic requirement of carbon market participation is the presence of a carbon accounting system. This system must be capable of handling the conversion of your business to carbon equivalents. Depending on the geographic location, type, and complexity of the business within the project, owners may choose to use the carbon accounting services available through Green Giant Venture Fund (GGVF), or may choose to develop and or enhance their own system, or a hybrid system using components of both approaches .Should the client choose to provide its own carbon accounting, Green Giant Venture Fund (GGVF) will provide consulting services in the development of the system. Green Giant Venture Fund (GGVF) staff can work with your existing data management system in order to facilitate conformance with market accounting rules as consultants. Scoping audits can also be provided as interim tests of your system prior to market participation. Green Giant Venture Fund (GGVF) can use derivatives of a current inventory system, make the carbon conversions, and submit the reports to the market annually for registration and trading. There are many options available to project owners depending on the comprehensive nature of their current

system for carbon accounting and their capacity or interests in handling the accounting requirements in house or outsourced. Green Giant Venture Fund (GGVF) will work with the project owner to facilitate the most desirable, efficient and effective approach to meeting the market expectations.

Phase VI: Project Verification (Excluded for projects seeking a forward sale)

After having met all the requirements, and producing the initial baseline report, the project must be verified by an approved by a Designated Operational Entity (DOE) third party verifier. Third party verifications of the carbon accounting process are an annual market requirement for participants. Although Green Giant Venture Fund (GGVF) cannot serve this role on projects for which we consult and aggregate credits due to conflicts of interest, Green Giant Venture Fund (GGVF) can assist project owners in securing a qualified verifier and can also assist in managing and facilitating the verification process. As the role Green Giant Venture Fund (GGVF) plays in any specific project is variable, there may be instances where accounting records are in Green Giant Venture Fund (GGVF) control, requiring that we participate in the audits. The structure of the relationship between Green Giant Venture Fund (GGVF) and the project owner will dictate the degree to which Green Giant Venture Fund (GGVF) staff will need to participate.

Phase VII: Project Aggregation, Baseline Registration, and Trading

Green Giant Venture Fund (GGVF) will begin the process of aggregation and trading or banking of carbon credits generated on the project. Based on each project owners plan for banking vs. marketing Green Giant Venture Fund (GGVF) will administer the process of monetizing credits chosen for sale, directing income and distributing dividends to project owners in accordance with their objectives.

FORWARD SALE OF CARBON CREDITS

The Carbon Credits will be sold forward to create Financing via the following options:

1) A one off sale (OOS) at a discount of the anticipated registered Carbon Credit value based on a current quote and market price. The discount may vary due to market conditions and Carbon Credit specifications, including the time spread between the

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forward sale and the anticipated registration. Based upon Carbon Credit Project scope and detail as specified in the CDM, VCS, GS, CCAR project documentation the complete sale of rights to all future Carbon Credits for specified generation period.

2) Carbon / Emission Credit Forward Contract (CECFC) sold forward at a 25%-50% discount from current price.

Fees:

The parties hereby agree that the CLIENT will compensate **Green Giant Venture Fund / Grant Galloway** (PDC) for the services rendered and settled under this agreement.

1) US $110,000 for Carbon Credit development consulting services or 2,200,000 *free trading shares of VVIT stock*
2) Whether the Carbon Credits are forward sold by the above methods, or CLIENT retains the Carbon Credits after CDM, VCS, GS, CCAR registration, CLIENT'S share of the Carbon Credits will be **90%** and the remaining **10%** of the Carbon Credits will remain in the ownership of Green Giant Venture Fund as PDC.

   Note: Development and consulting fees as above are payable in cash or stock, or a combination of both at the discretion of the client and are fully refundable should GGVF not be successful in completing a PDD and securing a forward sale of the credits for the CLIENT.

CAPITAL TRANSACTION FEES

Transactions brought by the PDC to the CLIENT include private placements of equity.

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Fees and expenses charged by the PDC are success-based at the rate of 10% of capital secured .With regard to the placement of equity securities, the PDC will have the option to take all of the fees earned in the form of equity securities (as long as this is acceptable to the equity investors(s) or strategic partner(s) participation in the given Transaction. The fee schedule above for raising capital is applicable to 3rd party investors and lenders. The PDC **does not** charge fees for an equity or debt invested by the CLIENT or its affiliates in a Transaction.

VALIDITY AND TERMINATION

1) The present CARBON CREDIT PROJECT DEVELOPMENT CONSULTANCY AGREEMENT shall remain in force for a period of 3 years from the date of its signature and may be extended upon mutual agreement at any time by either party upon 30 (thirty) days written notice.

2) Notwithstanding the above, the parties, in case of termination, shall commit themselves not to execute any business in connection with the scope of this Agreement for a period of 24 (twenty-four) months after termination. In this period, if any Transaction is established between the CLIENT and any other company which was introduced by the PDC or with which the PDC negotiated in behalf of the CLIENT'S interest, the same compensation shall be due. Either Party may terminate this Agreement by notice in writing to the other Parties, if:

a) any other Party shall commit a material breach of any of its obligations under this Agreement and has failed to remedy the same within 30 (thirty) days of the receipt of the Default Notice;

b) any other Party shall go into liquidation (except for the purpose of a reconstruction or amalgamation) or have a receiver or similar official appointed of all or any part of its undertaking, property or assets, or if any material or significant part thereof shall be expropriated or confiscated by action of any Government;

c) any other Party is unable to pay its debts in the ordinary course of business or makes or purports to make any composition or arrangement with its creditors.

GENERAL CONDITIONS

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1) The PDC is not entitled to sign any document or to assume any obligation in the name of the CLIENT except if the CLIENT expressly authorizes the by means of a written document.

2) The PARTIES commit themselves to maintain all and any confidential information given by one PARTY to the other in absolute confidentiality, obliging themselves to make their directors, executives, partners, employees, agents or representatives to comply with this clause.

3) The PARTIES agree that all the reports, analysis, data, studies or other documents drafted by the PARTIES or by its representatives containing or basing itself, fully or partially, in confidential information shall be kept confidential and shall not be used for any purpose other than these established herein.

4) Each PARTY commits itself to obtain express and written authorization of the other before revealing to third parties any information received as confidential by the other PARTY.

5) All notices or other communications between the parties hereto shall be made in writing to the addresses above or to any such address that any party may designate by written notice to the other party hereby.

6) This CARBON CREDIT PROJECT DEVELOPMENT CONSULTANCY AGREEMENT supersedes any previous agreements, written, or oral communication with respect to the subject matter hereof, and it shall also constitute the entire agreement between the parties and shall not be amended, altered or changed, except by written agreement signed by the PARTIES.

7) The PARTIES may introduce certain prospective companies to each other in order to perform the provisions set forth herein. Each party on behalf of itself, its parents or its subsidiaries agrees not to circumvent, directly or indirectly, the other party's relationship with the introduced company or negotiate directly with the company introduced by the other party.

8) Except for the obligations assumed by the PDC pursuant to the provisions of this CARBON CREDIT PROJECT DEVELOPMENT CONSULTANCY AGREEMENT, under no circumstances shall any responsibility be appointed to the PDC and it shall not be responsible or liable for any indemnification, compensation, and incidental damage, loss of profits, reimbursement, and indirect damage, thereon.

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DISPUTE RESOLUTION AND GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York in the United States of America, without regard to principles of conflicts of law. The Parties agree that any difference or dispute arising under, out of, or in connection with this Agreement (including with respect to this Section), is to be resolved by arbitration in accordance with the existing rules (the "Rules") of the American Arbitration Association ("AAA"),, with administration of the arbitration in the state of New York, in the City of New York, unless both Parties consent to a different location. It shall be required that the Arbitrator provides a written opinion, and that the arbitration specifically precludes the award of any punitive damages.

Having thus agreed hereby to execute the present Agreement, binding them to faithfully comply with its terms and conditions, the parties execute this *AGREEMENT* on the date hereof:

4/17/2014

Green Giant Venture Fund / Grant Galloway

DocuSigned by:

Grant Galloway _______________ Date_______________

F4C6DD03899D452...

Vista International Technologies, Inc. / Timothy D. Ruddy

_______________ **Date** 4/23/14

1.____________________ 2.____________________

APPENDIX A

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Definitions

CDM -- Clean Development Mechanism as defined in Article 12 of the Kyoto Protocol.

CER Credit– Certified Emission Reduction Credit (also known as a Carbon Credit). The CDM allows emission-reduction (or emission removal) projects in developing countries to earn certified emission reduction (CER) credits, each equivalent to one tone of CO2. These CERs can be traded and sold, and used by industrialized countries to a meet a part of their emission reduction targets under the Kyoto Protocol.

CDM-PIN – The PIN, or Project Idea Note is documentation required by the World Bank that generally describes the Carbon Credit Project.

CDM-PDD – The PDD, or Project Design Document is documentation required by the United Nations Framework Convention on Climate Change to register the Carbon Credit Project as a CDM. The document includes the following: General description of the small scale project activity; Application of a baseline and monitoring methodology ; Duration of the project activity / crediting period ; Environmental impacts; and Stakeholders' comments.

CCP – Carbon Credit Project. This term, as used in this Agreement by itself, or within the term "CCP Value," shall refer to the actual project. It is understood by both PARTIES that the operating, capital, equity or any other value of the actual project is a separate value from the value of the CERs or Carbon Credits.

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APPENDIX B

Terms of Project Development Consultant Fees

The fees referenced in this Agreement to be paid by the CLIENT to the PDC can be provided in the form of common shares of CLIENT'S stock. It is recognized by the CLIENT that the fees are necessary to accomplish the PDC duties, and include costs and payments to consultants and subcontractors.

The common shares may be monetized by the PDC for PDC's use in a manner suitable to the PDC, but in a manner that minimizes any detrimental effect to the market price of CLIENT'S stock. It is recognized by the PDC and CLIENT that this monetization may take a certain amount of time after the execution date of this Agreement, and transfer of the common shares to the PDC.

Therefore, it is hereby agreed by the CLIENT that the development of the project and consulting work of the PDC will not directly, indirectly and/or in any manner be affected by the time required to suitably monetize the common shares.